Exhibit 10.26
EXECUTIVE EMPLOYEE CONFIDENTIALITY, NON-
COMPETITION, AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (“Agreement”) is entered into on ______________________, by Under Armour, Inc. (“UA”) and
____________________________ (“Employee”) (collectively with the Company, the “Parties”), and is for the benefit of UA and its affiliates (collectively, the “Company”).

EXPLANATORY NOTE

Employee recognizes and acknowledges that consistent with Employee's leadership role in the Company, Employee will have or will continue to have broad access to confidential business information during the course of Employee’s employment, the improper disclosure or use of which during or after Employee’s employment could cause irreparable harm to the Company. Employee’s role brings with it the responsibility, whether directly or indirectly, for generating and/or maintaining the goodwill of the Company with its customers, suppliers, employees, business prospects, and others. Employee may also be provided specialized training by the Company regarding or otherwise related to the Company's confidential business information and methods. Employee further acknowledges that employment or continued employment with UA is based on Employee’s agreement to abide by the covenants contained herein.

NOW THEREFORE, in consideration of Employee’s employment or Employee’s continued employment with UA and equity grant received in connection with signing this Agreement, Employee’s receipt of Confidential Information (defined below), and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.    Confidentiality.

(a)    For purposes of this Agreement, “Confidential Information” means all information concerning the Company’s business that is not generally known to the public and which became known to Employee in the course of or by virtue of Employee’s employment with UA. “Confidential Information” includes, but is not limited to, the Company’s (i) products, potential products, designs, drawings, models, samples, and prototypes, (ii) contracts, including the terms thereof, and negotiations of contracts, (iii) trade secrets, (iv) technical information, (v) non-public financial information and metrics (whether historical, projections or forecasts), (vi) information concerning advertising, pricing, costs, business planning, operations, purchasing, marketing, and sales, (vii) other employees’ compensation information and performance reviews, and (viii) customers, suppliers, and vendors, including their preferences. “Confidential Information” also includes confidential information or trade secrets of any third party provided to the Company in confidence or subject to other use or disclosure restrictions or limitations (“Third Party Confidential information”). “Confidential Information” does not include information which is or becomes publicly available other than as a result of a disclosure by Employee or through other wrongful means or is generally known in the Company’s industry.
(b)    Employee agrees to retain Confidential Information as confidential and not to use or disclose Confidential Information for Employee’s personal benefit or the benefit of anyone other than the Company or to disclose it to any third party, except when required to do so to properly perform duties for the Company. Employee will use Confidential Information solely for the purpose of carrying out those duties assigned to Employee and not for any other purpose. The disclosure of Confidential Information to Employee will not be construed as granting to

Employee any license under any copyright, trade secret, or right of ownership or any other right to use the Confidential Information whatsoever.

If, and only if, the controlling state law applicable to Employee requires a time limit to be placed on the obligations concerning Employee’s post-employment use of Confidential Information in order for the obligations to be enforceable, then this Agreement’s obligations relating to Employee’s use of Confidential Information that is not a trade secret will expire two (2) years following the last day on which Employee is employed by UA, regardless of the reason for the separation of Employee’s employment, including all voluntary and involuntary reasons (the “Termination Date”). This time limit will not apply to (i) Confidential Information that qualifies as a trade secret or (ii) Third Party Confidential Information. The Company’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Third Party Confidential Information will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing will be construed to permit Employee to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after Employee’s employment with UA ends. Employee understands that Employee should have no records of this kind in Employee’s possession or control with which to refresh Employee’s memory after Employee’s employment with UA ends.
Employee shall promptly notify UA if Employee has reason to believe that the unauthorized use, possession, or disclosure of any Confidential Information has occurred or may occur.

(c)    All physical or otherwise transferrable items containing Confidential Information, including, but not limited to, documentary, electronic or other recorded versions of Confidential Information, will remain the exclusive and confidential property of the Company. On the Termination Date, or at UA’s earlier request, Employee shall return to UA all such items, any other Confidential Information along with any copies or notes that Employee made thereof or therefrom, and any other Company property (including computers, phones, external storage devices, monitors, and key cards) that Employee obtained as a result of Employee’s employment with UA. Employee further agrees to return to UA on the Termination Date, or at UA’s earlier request, copies of Confidential Information contained on Employee’s home computer, portable computer or other data storage device (including but not limited to cell phones, zip drives, PDAs, iPads, etc.). Thereafter, Employee agrees to delete or destroy all copies of Confidential Information that are stored on any devices, networks, storage locations or media not owned by the Company and in Employee’s possession or control. Employee also agrees to allow UA, in its discretion and at its request, to access any home computer, portable computer or other data storage device maintained by Employee, including, but not limited to, for the purpose of determining whether said Confidential Information has been misappropriated. Employee further acknowledges that all documents and records relating to Company business, including, but not limited to, those that Employee prepares or assists in preparing during employment with UA, belong to UA and Employee agrees to promptly return them on the Termination Date or at UA’s earlier request. Additionally, any personal mobile device used to perform work for the Company or on the Company’s behalf is subject to UA’s Bring Your Own Device to Work Policy, and thus, subject to UA’s right to remove any Confidential Information from those devices as more specifically described in the Bring Your Own Device to Work Policy. (d) Nothing in this Agreement prohibits or restricts Employee from responding to an inquiry by the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Department of Labor, the Financial Industry Regulatory Authority, any other self-regulatory organization or any governmental entity or law enforcement branch, agency, or entity (a “Governmental Entity”), speaking with a Governmental Entity, or cooperating in an investigation conducted by a Governmental Entity. In addition, nothing in this agreement prevents Employee from communicating with, filing a charge or complaint with, providing documents or information voluntarily or in response to a subpoena or other information request to, or from participating in an investigation, proceeding, or action conducted by a Governmental Entity; and nothing herein limits or restricts the documents or information that Employee can communicate or provide a Governmental Entity. Nothing in this agreement requires an Employee to notify UA of disclosure of Confidential Information to a Governmental Entity or Employee’s contact with a Governmental Entity. Further, nothing in this Agreement prevents Employee from testifying in any administrative, legislative, or judicial proceeding or speaking with law enforcement or an attorney retained by Employee concerning alleged criminal conduct or alleged sexual harassment on the part of the Company or its agents or employees. Additionally, nothing in this Agreement prevents employee from disclosing or discussing sexual harassment or other sexual assault.

2.    Ownership of Works for Hire.

(a)    Employee agrees that any inventions, ideas, developments, methods, improvements, discoveries, innovations, software, works of authorship and any other intangible property, whether patentable or not, (collectively, “Work Product”) that are developed (in whole or in part), considered, contemplated or reduced to practice by Employee or under Employee’s direction or jointly with others during Employee’s employment with UA, whether or not during normal working hours or on the premises of the Company, will be considered “Works for Hire” for the exclusive use by and benefit of UA. Employee will make full and prompt disclosure to UA of all such Works for Hire. Regardless of such disclosure, UA will own all rights to any Works for Hire, including without limitation all related patent rights and copyrights, items and developments that are subject to being patented and copyrighted, and the right to market (or not to market) any such property. Subject to the state-specific modifications in Exhibit A applicable to Employee, if any, Employee assigns to UA (or any person or entity designated by UA) all of Employee’s rights, title and interest in and to all Works for Hire and all related patents, patent applications, copyrights and copyright applications.

(b)    Employee agrees to cooperate fully with UA, both during and after Employee’s employment with UA, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Works for Hire. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney that UA may deem necessary or desirable in order to protect its rights and interests in any Works for Hire. UA shall compensate Employee at a reasonable rate after the Termination Date for time Employee actually spends at UA’s request on such assistance. If UA is unable, after reasonable efforts, to secure Employee’s signature on any documentation relating to any Works for Hire, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints UA and its duly authorized officers and agents as Employee’s agent and attorney-in-fact to act for and on Employee’s behalf and in Employee’s place to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections on Works for Hire with the same legal force and effect as if executed by Employee.

(c)    Employee specifically acknowledges that Employee’s compensation and benefits constitute full payment for any Works for Hire and Employee waives any claim of right to such Works for Hire, which Employee further acknowledges belong entirely to UA.

(d)    UA may, at its election and in its discretion, waive and/or relinquish any of its rights of ownership and royalties with respect to any Works for Hire, by agreeing to do so in a written instrument executed by UA.

(e)    The provisions of Paragraphs 2(a), 2(b), 2(c), 2(d), and 2(f) will not apply to any Work Product related to UA’s business that Employee claims to own or have rights in because it was conceived, created, discovered or developed by Employee prior to employment with UA or for some other reason (“Prior Work Product”). Employee has described all Prior Work Product and the date of its conception, creation, discovery or development for each Work Product in writing and attached it to this Agreement and labeled it as Appendix A and has noted the number of pages of this attachment after the signature block at the end of this Agreement. If disclosure of any Prior Work Product would cause Employee to violate any confidentiality agreement, Employee understands that Employee is not to list such Prior Work Product on Appendix A but is only to disclose a cursory name for each such Prior Work Product, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such Prior Work Product has not been made for that reason. Employee also shall list on Appendix A all patents and patent applications in which Employee is named as an inventor, other than those which have been assigned to UA (“Other Patent Rights”). If no such disclosure is attached, Employee represents that there are no Prior Work Product or Other Patent Rights. If, in the course of Employee’s employment with UA, Employee incorporates a Prior Work Product or Other Patent Rights into a Company product, process or other Works for Hire, Employee hereby grants to the Company a nonexclusive, royalty-free, paid-up, irrevocable, worldwide license (with the full right to sublicense) to make, have made, modify, use, sell, offer for sale and import such Works for Hire or Other Patent Rights. Notwithstanding the foregoing, Employee will not incorporate, or permit to be incorporated, any Prior Work Product or Other Patent Rights in any Works for Hire without UA’s prior written consent.

(f)    Employee hereby forever waives and agrees never to assert any Moral Rights Employee may have in or with respect to any Works for Hire and any Prior Work Product or Other Patent Rights licensed to the Company pursuant to this Agreement, even after the Termination Date. “Moral Rights” means any rights to claim authorship of a work, to object to or prevent the modification or destruction of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar right, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

3.    Definitions. For purposes of this Agreement, the following terms have the meanings defined below.

(a)    “Competitor Businesses” shall mean any business, entity, or person that at the time UA seeks to enforce this Agreement:

(1)    provides or is planning to provide premium branded performance athletic (a) apparel, (b) footwear, (c) equipment and/or (d) accessories (including, for example, and not by way of limitation, companies such as Nike, Adidas, Reebok, lululemon, Columbia, New Balance, Brooks, Puma or other premium athletic brands); or

(2)    provides or is planning to provide any other line of business that UA is involved with as of the Termination Date and about which line of business Employee obtained Confidential Information during the Look Back Period.

(b)    “Customer” means any person, business, or entity that (i) purchased products or services from the Company during the Look Back Period and (ii) Employee had work-related contact with or provided services to, whether individually or with others, on behalf of the Company during the Look Back Period, or (iii) Employee learned Confidential Information about during the Look Back Period. “Customers” include, but are not limited to, wholesale distribution channels, which include independent and specialty retailers, institutional athletic departments, leagues and teams, national and regional sporting goods chains and department store chains.

(c)    “Employee” means any then-current employee of the Company that Employee had work-related contact with or obtained Confidential Information about during the Look Back Period.

(d)    “Look Back Period” means the last twelve (12) months of Employee’s employment with UA or such shorter time as Employee was employed by UA.

(e)    “Prospective Customer” means any person, business, or entity that Employee solicited or pursued, or assisted in soliciting or pursuing on behalf of the Company during the Look Back Period, for the purpose of selling products or services of the Company.

(f)    “Prospective Supplier” means any person, business, or entity with whom Employee had work-related contact with and from whom Employee sought to obtain products or services from on behalf of the Company during the Look Back Period.

(g)    To “solicit” To “solicit” and its derivations mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It will not include general advertising (such as “help wanted” ads) that are not targeted at the Company’s employees or customers.

(h)    “Supplier” means any person, business, or entity (i) from whom the Company purchased products or services during the Look Back Period and (ii) with whom Employee had work-related contact and obtained products and services on behalf of the Company during the Look Back Period. “Suppliers” include, but are not limited to, consultants, vendors, factories, and mills.

(i)    The “Territory” will depend upon Employee’s position as follows: (i) if Employee holds the title of VP or above and Employee is provided Confidential Information on a global basis, then the “Territory” is global (for the avoidance of doubt “global” as used in this subparagraph means worldwide); (ii) if Employee is in a position during the Look Back Period with responsibilities and Confidential Information that are limited to an assigned territory or territories, then the “Territory” will be the specific geographic territory or territories assigned to Employee during the Look Back Period; and (iii) in the event that neither (i) or (ii) apply, then the “Territory” is the county or counties that Employee performed services in or on behalf of UA during the final twelve (12) months of Employee’s employment.

4.    Non-Competition. Employee hereby covenants and agrees that at no time during Employee’s employment with UA, to the extent permitted by applicable law, and for a period of one (1) year immediately following the Termination Date (the “Non-Competition Restricted Period”), shall Employee, without the prior written consent of UA, directly or through others:

(a)    provide strategic advice or consulting services to a Competitor Business within or for the benefit of the Territory in a capacity that is the same as or similar to the capacity in which Employee worked for UA;

(b)    provide services to a Competitor Business in a capacity in which Employee would likely or probably disclose Confidential Information; or

(c)    provide services to a Competitor Business (whether as an employee, principal, agent, contractor, or otherwise) that are the same or similar in function or purpose to the services Employee provided to UA during the Look Back Period within or for the benefit of the Territory.

5.     Non-Solicitation and Non-Interference. Employee hereby covenants and agrees that at no time during Employee’s employment with UA and for a period of one (1) year immediately following the Termination Date (the “Nonsolicitation Restricted Period”), shall Employee, without the prior written consent of UA, directly or through others:

(a)    solicit or contact for purposes of soliciting any Customer or Supplier, and, to the extent permitted by applicable law, any Prospective Customer or Prospective Supplier, to terminate or adversely modify its relationship with the Company or to do business with a Competitor Business instead of the Company; or

(b)    interfere with any transaction, agreement or business relationship between the Company and any Customer or Supplier, and, to the extent permitted by applicable law, any Prospective Customer or Prospective Supplier; or

(c)    (i) solicit or contact any Employee to leave employment with the Company, (ii) interfere in any way with any Employee’s employment with the Company, or (iii) participate in the hiring of any Employee, except on behalf of UA.

The Parties agree that the obligations in this Paragraph 5 are inherently reasonable because they are limited to the places or locations where the Customers, Suppliers, Prospective Customers, Prospective Suppliers, and Employees, respectively, are doing business or providing services at the time; however, if that is not sufficient for enforcement, then Paragraphs 5(a), 5(b), and 5(c) will be limited to the Territory.

6.    Duty of Loyalty. While employed by UA, Employee will have a duty of loyalty to UA that includes: (a) an obligation to promptly notify UA of business opportunities and threats related to UA’s business; (b) an obligation to devote Employee’s full working time and best efforts to Employee’s employment duties and to further the interests of UA; (c) an obligation not to compete with UA or assist any party in efforts to compete with UA; (d) an obligation to avoid conflicts of interest and remain in compliance with any and all UA policies applicable to Employee’s employment; and (e) an obligation not to interfere with the business relationship between UA and the customers, employees, suppliers and vendors UA has ongoing business relationships with for the benefit of any person or entity who is engaged in, or preparing to engage in a competing business enterprise. Notwithstanding anything in this Paragraph 6 to the contrary, nothing in this Agreement prohibits Employee from being employed with or providing Employee’s personal services to another business for personal gain so long as the additional work does not interfere with or create a conflict of interest with Employee’s obligations to UA.

7.     Additional Consideration. As additional consideration for the noncompete obligations described in Paragraph 4, if UA requires Employee to refrain from accepting employment or other work Employee has been offered in writing (and has provided such offer to UA) because UA, in its sole discretion, believes such employment or other work would violate Employee’s obligations in Paragraph 4, UA shall pay Employee an amount equal to sixty percent (60%) of Employee’s weekly base pay as of the Termination Date (“Noncompetition Payment”), assuming Employee does not take on such employment or other work until the end of the Noncompetition Restricted Period and otherwise continues to comply with the terms of this Agreement. The Noncompetition Payment will begin as of the day UA advises Employee of its belief that the proposed employment or other work would violate Employee’s noncompete obligations in Paragraph 4. The Noncompetition Payment will continue throughout the remaining duration of the Noncompetition Restricted Period. The Noncompetition Payment will be paid to Employee by UA in accordance with UA’s customary pay practices in effect at the time each payment is made, and will be reduced by the amount of severance, if any, that Employee receives and the amount of any pay received during the Noncompetition Restricted Period from employment in any capacity to the extent that any such salary exceeds forty percent (40%) of Employee’s base pay as of the date of Employee’s termination from employment at UA, annualized or pro-rated to correspond with the remaining portion of the Noncompetition Restricted Period following the job offer. (By way of example, assuming an employee’s remaining Noncompetition Restricted Period following a job offer is six (6) months and that employee’s base pay at the time of termination was $100,000, the Noncompetition Payment would not be reduced unless the pay earned by the Employee during the Noncompetition Restricted Period exceeded $20,000. In the event the pay earned during the Noncompetition Restricted Period exceeds this threshold, the Noncompetition Payment will be reduced, or eliminated, pro rata). If UA learns, at any time, that Employee has accepted employment or work, despite the advisement of UA, UA’s obligation to provide the Noncompetition Payment will cease immediately and UA will be entitled to recover all of the Noncompetition Payment previously paid by UA to Employee. If Employee is subject to the Under Armour, Inc. Clawback Policy or any other “clawback” provision or policy required by applicable law or New York Stock Exchange listing standard as in effect from time to time, UA may withhold, delay or reduce all or part of the Noncompetition Payment in connection with enforcing such applicable policy or law, including to offset any repayment that may be required by such applicable policy or law.

8.    Notification of New Employment. Employee acknowledges and agrees that for a period of one (1) year following the Termination Date, Employee will inform UA, prior to accepting any employment or other work, of the identity of any new employer or other entity to which Employee is providing consulting or other services, along with Employee’s starting date, title, job description, salary, and any other information that UA may reasonably request to confirm Employee’s compliance with the terms of this Agreement. Employee also shall provide to UA any documentation that UA may reasonably request, including Employee’s offer letter. Employee’s failure to provide all of these information and documents to UA may result in forfeiture of the Noncompetition Payment described above.

9.    Reasonableness of Obligations. Employee acknowledges and represents that Employee fully understands this Agreement and has had the opportunity to have it explained by legal counsel of Employee’s choosing. Employee acknowledges that the obligations imposed by this Agreement are fair and reasonably required for the protection of the Company and its legitimate business interests and will not preclude Employee from becoming gainfully employed following the Termination Date. Employee acknowledges that the covenants herein have substantial and immeasurable value to the Company.

10.    NOTICE OF IMMUNITY UNDER THE DEFEND TRADE SECRETS ACT. Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:

(a)    Is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of the law; or

(b)    Is made in a complaint or other document filed under seal in a lawsuit or other proceeding.

Employee is further notified that if Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the employer’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee:
(a) files any document containing the trade secret under seal; and
(b) does not disclose the trade secret, except pursuant to court order.

11.     Injunctive Relief. Employee acknowledges and agrees that in the event of a violation or threatened violation of any provision of this Agreement, UA may sustain irreparable harm and may have the full right to seek injunctive relief, in addition to any other available remedies.

12.    Survival. Employee’s obligations under this Agreement will survive any changes made in the future to Employee’s employment terms, including, but not limited to, changes in salary, benefits, bonus plans, job title, and job responsibilities, and in the event of Employee’s termination of employment with UA for any reason (except for Paragraph 22, which will not remain in effect after Employee’s employment with UA ends).

13.    Extension. If Employee breaches any obligation in Paragraphs 4 or 5, the post-employment time period for each such obligation will be extended by one day for each day of Employee’s failure either to comply with said obligation or to take prompt corrective action to make UA whole for any breach, up to a maximum extension equal to the original Noncompetition and/or Nonsolicitation Restricted Period, as applicable.

14.    Assignment. Employee will not have the right to assign this Agreement because Employee’s obligations herein are personal in nature. Nevertheless, this Agreement is binding on Employee’s heirs and executors, and on UA’s and the Company’s successors and assigns or any other entity to which UA may assign this Agreement. UA may assign this Agreement at its sole discretion without Employee’s consent. Further, each of the entities comprising the “Company” that Employee provides services to or is provided Confidential Information about are all intended beneficiaries of this Agreement and will be treated the same as UA for purposes of all of the protections provided for in this Agreement.

15.    Governing Law. The formation, construction and interpretation of this Agreement, including, but not limited to, its enforceability, will at all times and in all respects be governed by the laws of the state in which Employee primarily resides when last employed by UA.

16.    Severable Provisions. The provisions of this Agreement are severable, including each of the obligations in Paragraphs 4 and 5. If the provisions of this Agreement should ever be deemed to exceed the limitations permitted by applicable law, Employee and the Company agree that a court shall reform such provisions to the maximum limitations permitted by applicable law. Further, any invalidity or unenforceability will affect only the provision or provisions deemed unenforceable and will not make any other provision in this Agreement invalid or unenforceable.

17.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the specific covenants and obligations herein and supersedes any and all negotiations, discussions and prior understandings concerning the creation or operation of those specific covenants and obligations. No provision of this Agreement may be changed except by written agreement signed by both Employee and an officer of UA (or as otherwise permitted by this Agreement).

18.    WAIVER OF JURY TRIAL. SUBJECT TO THE STATE-SPECIFIC MODIFICATIONS APPLICABLE TO EMPLOYEE IN EXHIBIT A, IF ANY, THE PARTIES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, COUNTERCLAIM, OR CROSSCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.

19.    Effective Date. This Agreement will be considered made on the date signed by Employee below which will be the effective date of this Agreement unless Employee is entering into this Agreement as part of Employee’s original hiring, transfer or promotion into a new position in which case the terms of this Agreement are understood to be made and effective as of the first day of Employee’s employment in such new position (whether reduced to writing on that specific date or not) (the “Effective Date”).

20.    Electronic Signatures. Employee and UA agree that an electronic signature of Employee included in this Agreement is intended to authenticate this writing and to have the same force and effect as an original signature by hand in ink. Employee may decline the use of an electronic signature and instead elect to sign a paper copy of this Agreement by hand in ink. UA assents to and accepts this Agreement upon the Employee providing their signature either electronically or by hand.

21.    State-Specific Modifications. Employee is directed to Exhibit A for important state-specific modifications to the provisions in this Agreement. Exhibit A is incorporated herein by reference.

22.    At-Will Employment. Employee is and at all times will remain an at-will employee of UA. Employee or UA may terminate Employee’s employment at any time, for any reason.

IN WITNESS WHEREOF, the Parties have executed the Agreement.

UNDER ARMOUR, INC.

By:    ______________________________
Mehri Shadman
Chief Legal Officer

EMPLOYEE

__________________________________________
(signature)
Print Name:

APPENDIX A
PRIOR INVENTIONS

APPENDIX B
STATE-SPECIFIC SUPPLEMENT

The following will apply to modify provisions of the Agreement, where applicable, based upon the governing law as dictated by Paragraph 15 or as expressly described as applicable to Employee below:

Alabama

If Alabama law applies to this Agreement, then: (a) the Employee nonsolicitation obligations in Paragraph 5(c) are limited in scope to the solicitation and hiring of Employees holding Sensitive Positions. An employee is in a “Sensitive Position” if they are uniquely essential to the management, organization, or service of the business of the Company; (b) the definitions “Customer” and “Supplier” will be limited to those customers and suppliers with active (not former) relationships with the Company; and (c) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers.

Arkansas

If Arkansas law applies to this Agreement, then Paragraph 18 regarding jury trial waiver will not apply.

Arizona

If Arizona law applies to this Agreement, then the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers.

California

Irrespective of where this Agreement is signed by Employee or where Employee works for UA, the noncompete obligations in Paragraph 4, the Customer, Supplier, Prospective Customer, and Prospective Supplier nonsolicitation obligations in Paragraphs 5(a) and 5(b), and the Employee nonsolicitation obligations in Paragraph 5(c) will not be applicable to Employee after the Termination Date in the event Employee becomes a resident of or primarily works in California.

If Employee resides in California or primarily works in California, or if California law otherwise applies to this Agreement, then: (a) Paragraph 18 regarding jury trial waiver will not apply; (b) nothing in the Agreement will be construed to prohibit Employee from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful; and (c) the invention assignment obligations in this Agreement will be limited so as to comply with Cal. Lab. Code, § 2870, which provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on [their] own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” This notice will satisfy Cal. Lab. Code §§ 2870-2872.

Colorado

If Employee is a Colorado resident or Colorado law otherwise applies to this Agreement, then: (a) Employee acknowledges that Employee received notice of the covenants not to compete in this Agreement and their terms in a separate document before Employee accepted their offer of employment, or, if Employee is a current employee at the time Employee enters into this Agreement, at least fourteen (14) days before the earlier of the Effective Date or the effective date of any additional compensation or change in the terms of conditions of Employee’s employment that provides consideration for the covenants not to compete in this Agreement. Employee understands that UA is relying upon the truth of the above representations by Employee in entering into covenants not to compete with Employee, and Employee agrees not to assert any claim or defense contrary to these representations; (b) nothing in this Agreement will require Employee to adjudicate outside of Colorado the enforceability of a covenant not to compete or require that another state’s law other than Colorado law govern the enforceability of a covenant not to compete that applies to Employee; (c) Employee agrees that performing services for a Competitor Business would (by its nature) involve or lead to the compromise of the Company’s trade secrets. Employee also understands that Customers and Prospective Customers are limited to those with respect to which Employee is provided trade secrets in the course of Employee’s employment with UA. Accordingly, the noncompete obligations in Paragraph 4 and the Customer nonsolicitation obligations in Paragraphs 5(a) and 5(b) are each reasonable and necessary for the protection of the Company’s trade secrets; (d) the noncompete obligations in Paragraph 4 will not be applicable to Employee after the Termination Date unless Employee earns (or is expected to earn if employed less than a calendar year) an amount of “annualized Cash Compensation” equivalent to or greater than the “Threshold Amount” for highly compensated workers as these quoted terms are defined under Col. Rev. Stat. § 8-2-113 (the “Colorado Act”). The Customer nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not be applicable to Employee after the Termination Date unless Employee’s earnings (or expected earnings if employed less than a calendar year) are at least sixty percent of the Threshold Amount. The Threshold Amount is $123,750 as of January 1, 2024, and will be adjusted annually thereafter by the Colorado Division of Labor Standards; (e) nothing in this Agreement prohibits Employee from disclosing information about workplace health and safety practices or hazards or requires Employee to abide by a workplace policy that would limit or prevent such disclosures; (f) the Confidential Information obligations in this Agreement do not prohibit disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct; and (g) nothing in this Agreement prohibits an employee or prospective employee from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.

Delaware

If Delaware law applies to this Agreement, then the invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on the employee’s own time without using the employer’s equipment, supplies, facility or trade secret information, except for those inventions that: (1) Relate to the employer’s business or actual or demonstrably anticipated research or development; or (2) Result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. An employer may not require a provision of an employment agreement made unenforceable under this section as a condition of employment or continued employment.” 64 Del. Laws, c. 257, § 1; 70 Del. Laws, c. 186, § 1.

District of Columbia

If Employee spends 50% or more of their work time for UA in the District of Columbia, if Employee is based in the District of Columbia and Employee spends a substantial amount of their work time for UA in the District of Columbia (and not more than 50% of their work time for UA in another jurisdiction), or if the District of Columbia law otherwise applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not be enforceable against Employee after the Termination Date unless Employee earns (or is anticipated to earn) at least $154,650 in compensation in a consecutive 12-month period, or as otherwise increased in proportion to the annual average increase, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year (“Earnings Threshold”); (b) nothing in this Agreement or any Company policy restricts Employee from having additional employment or contract work in addition to Employee’s work with UA so long as the employment or work does not violate Employee’s duty of loyalty or create a conflict of interest. Employee shall notify UA prior to accepting any such additional employment or contract work so UA may determine whether such employment or work violates or would likely violate this subparagraph (b) of this paragraph; and (c) Employee acknowledges that they received a copy of the Agreement, including this Exhibit A, at least 14 calendar days before Employee began working for UA, if a new hire, or, at least 14 days before Employee was required to sign the Agreement, if already employed by UA at the time Employee is asked to sign the Agreement. Additionally, if Employee’s compensation meets the Earnings Threshold, Employee further acknowledges that Employee received the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. UA has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

Georgia

If Georgia law applies to this Agreement, then: (a) Paragraph 13 regarding extension of post-employment obligations will not apply; (b) the definition of the “Territory” will be modified to mean “the territory where Employee was working at the time Employee’s employment with UA ended” and allows Employee to reasonably determine the maximum reasonable scope of the restraint as of Employee’s last day of employment; (c) Paragraph 18 regarding jury trial waiver will not apply; (d) Employee agrees, represents, and warrants that Employee’s duties with UA, and/or skill as a professional, satisfy the requirements of Georgia law for covenants that restrict competition under Official Code of Georgia Annotated Section 13-8-53(a); and (e) the definition of “Confidential Information” will not include data or information (i) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Employee without authorization from the Company, (ii) which has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means.

Idaho

If Idaho law applies to this Agreement, then Employee stipulates that Employee is a “key” employee within the meaning of Idaho Code § 44-2701, et seq.

Illinois

If Employee resides in Illinois at the time Employee enters into this Agreement, as additionally mutually agreed upon consideration for the noncompete obligations in Paragraph 4 and the nonsolicitation obligations in Paragraph 5, Employee shall be entitled to the equity award accompanying this Agreement. Employee stipulates that this is adequate consideration to make the noncompete obligations in Paragraph 4 and the nonsolicitation obligations in Paragraph 5 immediately binding upon Employee. Additionally, Employee acknowledges that Employee received a copy of this Agreement at least 14 calendar days before the commencement of Employee’s employment or UA provided Employee with at least 14 calendar days to review this Agreement, and Employee was advised to consult with an attorney about this Agreement and has been given an opportunity to do so.
If Illinois law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 shall not apply to Employee after the Termination Date if Employee is paid $75,000.00/year or less (or as otherwise adjusted); (b) the nonsolicitation obligations in Paragraph 5 shall not apply to Employee after the Termination Date if Employee is paid $45,000.00/year or less (or as otherwise adjusted); and (c) the invention assignment obligations in this Agreement will be modified so as to comply with Illinois Statutes Chapter 765, Property § 1060/2 (the “Illinois Inventions Act”), and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) to the business of UA, or (ii) to UA’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for UA. This notice satisfies 765 ILCS 1060/1-3 of the Illinois Inventions Act.

Indiana

If Indiana law applies to this Agreement, then the Employee nonsolicitation obligations in Paragraph 5(c) will be modified to limit the obligation to the solicitation of Employees to those who also have access to or possess Confidential Information that could be used to harm the Company’s legitimate protectable interests (such as, but not limited to, its competitive advantage and/or valuable business relationships and goodwill).

Kansas

If Kansas law applies to this Agreement, then the invention assignment obligations in this Agreement will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless: (1) the invention relates directly to the business of UA or to UA’s actual or demonstrably anticipated research or development; or (2) the invention results from any work performed by Employee for UA. This notice satisfies §(2)(c) of Kansas Statutes Chapter 44, Labor and Industries § 44-130 (the “Kansas Inventions Act”).

Louisiana

If Louisiana law applies to this Agreement, then: (a) the “Territory” will specifically include the following Louisiana parishes as long as UA continues to carry on business therein: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington,

Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. The “Territory” will also specifically include the following Texas counties: Cass, Dallas, Marion, Harris, Harrison, Panola, Shelby, Sabine, Newton, Orange, Travis, and Jefferson. The “Territory” will also specifically include the following Arkansas counties: Miller, Lafayette, Columbia, Union, Ashley and Chicot. The “Territory” will also specifically include the following Mississippi Counties: Issaquena, Warren, Clairborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock; (b) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) are limited to the parishes and counties identified in this paragraph; and (c) Employee agrees that the foregoing provides Employee with adequate notice of the geographic scope of the obligations contained in this Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

Maine

If Maine law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date if Employee’s earned wages are at or below 400% of the federal poverty level for an individual; and (b) if Employee is paid above this threshold, then the noncompete obligations in Paragraph 4 will apply to Employee after the Termination Date, but the obligations will not take effect until after one year of Employee’s employment with UA or a period of six (6) months from the date this Agreement is signed, whichever is later. Additionally, Employee represents and agrees that UA disclosed that the noncompete obligations were required prior to Employee’s offer of employment and provided a copy of this Agreement to Employee three (3) or more days in advance of any requirement to sign. Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Maryland

If Maryland law applies to this Agreement, then the noncompete obligations in Paragraph 4 will not be applicable to Employee after the Termination Date unless Employee earns equal to or more than 150% of the Maryland minimum wage. However, Employee will have an obligation not to take and use for a competing business a client list or other proprietary client-related information irrespective of what Employee earns.

Massachusetts

If Massachusetts law applies to this Agreement, then: (a) Employee agrees that the additional consideration referenced in Paragraph 7 and the equity award Employee receives in connection with signing this Agreement constitute sufficient consideration for this Agreement, specifically the noncompete obligations contained herein; (b) the noncompete obligations in Paragraph 4 will not apply post-employment, and the Company will not be required to pay the Noncompetition Payment described in Paragraph 7, if Employee’s employment is terminated without Cause or if Employee’s employment is terminated as part of a reduction in force. As used herein, “Cause” is: (i) a material breach by Employee of any of Employee’s material obligations under any applicable employment, confidentiality, nonsolicitation, or noncompete agreement with UA; (ii) Employee’s conviction of or entering a plea of guilty or nolo contendere to, or admission to facts sufficient for a finding of guilt for, any crime constituting a felony or any misdemeanor involving fraud, dishonesty and/or moral turpitude under federal, state, local or foreign law; (iii) Employee’s neglect, refusal, or failure to: (1) meet the performance expectations for Employee’s position, (2) discharge Employee’s duties (other than due to physical or mental illness) commensurate with Employee’s title and function, or (3) Employee’s failure to comply with a lawful direction of the Company; (iv) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to the Company; (v) Employee’s breach of a statutory or common law duty of loyalty or fiduciary duty to the Company; (vi) Employee’s violation of the Company’s policies or procedures; (vii) any other willful misconduct by Employee which is or intends to be materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company; or (viii) any other reason recognized under the common law; and (c) Paragraph 13 regarding extension of post-employment obligations will not apply to the noncompete obligations in Paragraph 4. However, if Employee breaches Paragraph 4 of this Agreement, and also breaches Employee’s fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any of the Company’s property, then the post-employment Noncompetition Restricted Period in Paragraph 4 may be equitably extended by an enforcing court for a period not to exceed two (2) years from the last day of Employee’s employment with UA.

Additionally, Employee acknowledges that Employee has been advised to consult with an attorney about this Agreement and has been given an opportunity to do so and received a copy of this Agreement by the earlier of a formal offer of employment from UA or ten (10) business days before commencement of Employee’s employment with UA. For a current employee, Employee acknowledges that Employee has received a copy of this Agreement at least ten (10) business days before the Agreement is to be effective. Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Personal Jurisdiction: To the extent either party pursues temporary and/or preliminary injunctive relief in court, Employee consents to the exclusive personal jurisdiction of the court located in the county where Employee resides and the business litigation session of the superior court in Suffolk County, Massachusetts with respect to all matters arising out of or related to this Agreement.

Minnesota

If Minnesota law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date; (b) nothing in this Agreement will require Employee to adjudicate this Agreement or a claim arising in Minnesota outside of Minnesota or deprive Employee of the substantive protections of Minnesota law with respect to a controversy arising in Minnesota; and (c) the invention assignment obligations in this Agreement will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of UA or (b) to UA’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for UA. This notice satisfies Subd. 3 of Minn. Stat. 13A §181.78 (the “Minnesota Inventions Act”).

Missouri

If Missouri law applies to this Agreement, then the Employee nonsolicitation obligations in Paragraph 5(c) will be modified to exclude any employee who performs only secretarial or clerical services.

Montana

If Montana law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will be limited to situations where Employee’s conduct is aided by the use or disclosure of Confidential Information, including trade secrets; (b) Paragraph 18 regarding jury trial waiver will not apply; and (c) Paragraph 22 will not apply to the extent it conflicts with Montana law.

Nebraska

If Nebraska law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date; and (b) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will be revised to state that Employee will not solicit, sell to, divert, serve, accept or receive competing business from any Customer or Supplier that Employee personally, alone or in combination with others, handled, serviced, or solicited during the Look Back Period.

Nevada

If Nevada law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not become effective until Employee has been employed with UA for sixty (60) days or received $5,000 in wages from UA, whichever is first; and (b) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) do not preclude Employee from providing services to any Customer or Supplier, or Prospective Customer or Prospective Supplier, that (1) Employee did not solicit and (2) voluntarily chose to leave the Company and seek services from Employee, as long as Employee otherwise is complying with the limitations in this Agreement as to time and scope of activity to be restrained. Additionally, if UA terminates Employee’s employment as a result of a reduction in force, reorganization or similar restructuring, the noncompete obligations in Paragraph 4 only will be enforceable during the period in which UA is paying Employee’s salary, benefits, or equivalent compensation, including without limitation, severance pay, if it elects to make such payments.

New Hampshire

If New Hampshire law applies to this Agreement, then: (a) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers; (b) Employee further acknowledges that if Employee is a new employee, Employee had advance notice (at least two (2) weeks) of the terms of this Agreement prior to having to accept UA’s offer of employment. Employee understands that UA is relying upon the truth of this representation by Employee in entering into this Agreement with Employee, and Employee agrees not to assert any claim or defense contrary to this representation; and (c) the noncompete obligations in Paragraph 4 will not be applicable to Employee after the Termination Date if Employee earns an hourly rate less than or equal to 200 percent of the federal minimum wage.

New Jersey

If New Jersey law applies to this Agreement, then: (a) Paragraph 18 regarding jury trial waiver will not apply; and (b) the invention assignment obligations in the Agreement will be modified so as to comply with New Jersey Statutes Title 34. Labor and Workmen’s Compensation 34 § 1B-265 (NJ Rev Stat § 34:1B-265 (2017)) and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.

New York

If New York law applies to this Agreement, then: (a) the definitions of “Customers” and “Suppliers” are modified so the terms exclude those customers and/or suppliers of the Company who became a customer or supplier of the Company as a result of Employee’s independent contact and business development efforts with that customer or supplier prior to and independent from Employee’s employment with UA; and (b) the invention assignment obligations in this Agreement will be revised to comply with New York Labor Law Section 203-f and will exclude any invention that Employee develops entirely on their own time without using the Company’s equipment, facilities or trade secrets, except for those inventions that relate at the time of conception or reduction to practice of the invention to UA’s business or result from any work performed by Employee for UA.
North Carolina

If North Carolina law applies to this Agreement, then: (a) Paragraph 18 regarding jury trial waiver will not apply; (b) the “Look Back Period” will be calculated as the one (1) year preceding the date of enforcement of this Agreement; and (c) the invention assignment obligations in the Agreement “shall not apply to an invention that the employee developed entirely on [their] own time without using the employer’s equipment, supplies, facility or trade secret information except for those inventions that (i) relate to the employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by the employee for the employer. To the extent a provision in an employment agreement purports to apply to the type of invention described, it is against the public policy of this State and is unenforceable. The employee shall bear the burden of proof in establishing that his invention qualifies under this section.” (1981, c. 488, s. 1.)

North Dakota

If North Dakota law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date; and (b) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will be limited to situations where Employee is aided in Employee’s conduct by the use or disclosure of the Company’s trade secrets (as defined by applicable law). Nothing in this paragraph will be construed to limit or eliminate any rights or remedies the Company would have against Employee under trade secret law, unfair competition law, or other laws applicable in North Dakota absent this Agreement.

Oklahoma

If Oklahoma law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date; (b) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) only will preclude the direct solicitation of Customers and Suppliers on behalf of a Competitor Business; and (c) Paragraph 18 regarding jury trial waiver will not apply.

Oregon

If Oregon law applies to this Agreement, then: (a) Employee acknowledges that Employee was notified in a written offer of employment received at least two weeks before the commencement of employment that a noncompete agreement was a condition of employment; (b) the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date if as of Employee’s last day of employment with UA: (i) the total amount of Employee’s gross salary and commissions, calculated on an annual basis does not exceed $108,581.00 (or as otherwise adjusted), or (ii) Employee does not otherwise qualify under O.R.S. § 653.295; unless, UA chooses to compensate Employee as provided for under O.R.S. § 653.295(7); and (c) the following sentence is added to the end of Paragraph 17: “However, if Employee is subject to a prior agreement with UA containing confidentiality, nonsolicitation, noncompete, and/or invention assignment provisions, then such prior agreement(s) will remain in place, apply to Employee, and survive to give UA the greatest protection allowed by law.”

Rhode Island

If Rhode Island law applies to this Agreement, then the noncompete obligations in Paragraph 4 will not apply to Employee after the Termination Date if Employee is classified as nonexempt under the Fair Labor Standards Act, is an undergraduate or graduate student in an internship or short-term employment relationship, is 18 years of age or younger, or earns less than 250% of the federal poverty level.

Tennessee

If Tennessee law applies to this Agreement, then the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers.

Utah

If Utah law applies to this Agreement, then the invention assignment obligations in this Agreement will not require an assignment that would be contrary to Utah Code §34-39-3 which provides that:
(1) An employment agreement between an employee and their employer is not enforceable against the employee to the extent that the agreement requires the employee to assign or license, or to offer to assign or license, to the employer any right or intellectual property in or to an invention that is: (a) created by the employee entirely on their own time; and (b) not an employment invention.
(2) An agreement between an employee and their employer may require the employee to assign or license, or to offer to assign or license, to their employer any or all of their rights and intellectual property in or to an employment invention.
(3) Subsection (1) does not apply to: (a) any right, intellectual property or invention that is required by law or by contract between the employer and the United States government or a state or local government to be assigned or licensed to the United States; or (b) an agreement between an employee and their employer which is not an employment agreement.
(4) Notwithstanding Subsection (1), an agreement is enforceable under Subsection (1) if the employee’s employment or continuation of employment is not conditioned on the employee’s acceptance of such agreement and the employee receives a consideration under such agreement which is not compensation for employment.
(5) Employment of the employee or the continuation of their employment is sufficient consideration to support the enforceability of an agreement under Subsection (2) whether or not the agreement recites such consideration.
(6) An employer may require their employees to agree to an agreement within the scope of Subsection (2) as a condition of employment or the continuation of employment.
(7) An employer may not require their employees to agree to anything unenforceable under Subsection (1) as a condition of employment or the continuation of employment.
(8) Nothing in this chapter invalidates or renders unenforceable any employment agreement or provisions of an employment agreement unrelated to employment inventions.

Virginia

If Virginia law applies to this Agreement, then: (a) the noncompete obligations in Paragraph 4(b) will not apply to Employee after the Termination Date; (b) the noncompete obligations in Paragraph 4(a) and the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Employee after the Termination Date if Employee earns less than approximately $52,000 annually (or as otherwise provided by Code of Virginia §40.1-28.7:8 (the “Virginia Act”)), Employee’s earnings are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of §65.2-500, or Employee otherwise qualifies as a low-wage employee under the Virginia Act, unless Employee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses; (c) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not restrict Employee from providing a service to a Customer, Supplier, Prospective Customer, or Perspective Supplier if Employee does not initiate contact with or solicit the Customer, Supplier, Prospective Customer, or Perspective Supplier. However, Employee acknowledges that Employee understands they still are prohibited from using or disclosing Confidential Information; and (d) the Parties agree that the obligations in Paragraphs 4 and 5 are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position.

Washington

If Washington law applies to this Agreement or Employee is a Washington-based employee, then the following applies: (a) the noncompete obligations in Paragraph 4 will not be enforced against Employee after the Termination Date if Employee is subject to a “layoff” unless UA agrees to pay Employee, at the time of layoff, the payments required by the Washington Act to keep Paragraph 4 in effect. For purposes of this section, “layoff” means termination of Employee’s employment by UA for reasons of UA’s insolvency or other purely economic factors, and specifically excludes termination of Employee’s employment for any other reason, either with or without cause; (b) the noncompete obligations in Paragraph 4 will not be or become enforceable against Employee after the Termination Date unless or until Employee earns more than $120,559.99 annually, or the otherwise adjusted equivalent in accordance with the requirements of Washington Noncompete Act (Chapter 49.62 RCW) (the “Washington Act”). Employee further agrees that if, at the time Employee signs this Agreement, Employee does not earn at least $120,559.99 in Box 1 W-2 annual compensation (or as otherwise adjusted), then the noncompete obligations in Paragraph 4 will automatically become enforceable against Employee if and when Employee begins earning at least $120,559.99 annually (or as otherwise adjusted); (c) Paragraph 5(c) is modified to only prohibit solicitation of an Employee to leave employment with the Company; (d) Paragraphs 5(a) and 5(b) are modified to only prohibit solicitation of any Customer or Supplier to cease or reduce the extent to which it is doing business with the Company; in accordance with the definition of an enforceable “nonsolicitation agreement” under the Washington Act; (e) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers; (f) the definition of “Customer” will be modified so that it only includes Customers that are active with the Company; (g) the definition of “Supplier” will be modified so that it only includes Customers that are active with the Company; (h) nothing in this Agreement prohibits Employee from disclosing or discussing conduct Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving any such event or conduct; and (i) the invention assignment obligations in this Agreement will be modified so as to comply with Wash. Rev. Code, Title 49 RCW: Labor Regs, Chptr 49.44.140 (the

“Washington Inventions Act”) and will not require the assignment of Employee’s rights in an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the invention relates (i) directly to the business of UA, or (ii) to UA’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for UA. This notice satisfies § (3) of the Washington Inventions Act.

Employee further acknowledges that if Employee is a new employee, Employee has had advance notice of the terms of this Agreement prior to accepting UA’s offer of employment (whether verbally or in writing). Employee understands that UA is relying upon the truth of these representations by Employee in entering into the noncompete obligations with Employee, and Employee agrees not to assert any claim or defense contrary to these representations.

Wisconsin

If Wisconsin law applies to this Agreement, then: (a) the nonsolicitation obligations in Paragraphs 5(a) and 5(b) will not apply to Prospective Customers or Prospective Suppliers; (b) Paragraph 13 regarding extension of post-employment obligations will not apply; and (c) the Employee nonsolicitation obligations in Paragraph 5(c) will be limited to the solicitation of Employees who are in a Sensitive Position. An employee in a “Sensitive Position” refers to an employee who is in a management, supervisory, sales, research and development, or similar role where the employee is provided with Confidential Information or is involved in business dealings with the Company’s customers.